Exhibit  3.1

CERTIFICATE OF CONVERSION

OF

BOARDWALK PIPELINES, LLC

November 15, 2005

This Certificate of Conversion of Boardwalk Pipelines, LLC (the “Company”), is being executed by the undersigned for the purpose of converting a Delaware limited liability company into a Delaware limited partnership pursuant to Section 18-216 of the Delaware Limited Liability Company Act (“DLLCA”) and Section 17-217 of the Delaware Revised Uniform Limited Partnership Act (the “Act”).  The undersigned certifies as follows:

1.

The Company’s name immediately prior to the filing of this Certificate of Conversion was Boardwalk Pipelines, LLC.

2.

The date of filing of the Company’s original certificate of formation with the Secretary of State of the State of Delaware was April 29, 2003.

3.

The name of the Delaware limited partnership into which the Company shall be converted is Boardwalk Pipelines, LP.

4.

The conversion of the Company into a limited partnership has been duly approved and authorized by all action required by Section 18-216 of the DLLCA and by Section 17-217(h) of the Act.

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Exhibit  3.1

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion as of the date set forth above.

BOARDWALK PIPELINES, LLC

By:

Boardwalk Pipelines Holding Corp.,

its Sole Member

By:

/s/ Jamie L. Buskill

Name: Jamie L. Buskill

Title:

Chief Financial Officer